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                                                                    EXHIBIT 99.1

netGuru Moves to The Nasdaq SmallCap Market

Yorba Linda, CA - October 8, 2003 - netGuru, Inc. (Nasdaq: NGRU), an integrated information technology and services company, today announced that its application to transfer the listing of its common stock from The Nasdaq National Market to The Nasdaq SmallCap Market has been approved. The transfer will be effective at the opening of the market on Thursday, October 9, 2003, and the stock will continue to trade under the symbol "NGRU."

netGuru transferred its listing to The Nasdaq SmallCap Market because, as of March 31, 2003, netGuru's stockholders equity had declined below the $10 million minimum requirement for continued listing on The Nasdaq National Market. With the recognition of $5.8 million impairment to IT services goodwill in fiscal 2003 pursuant to recent accounting rules, along with its operating loss in fiscal 2003, netGuru's stockholders' equity had declined below the required level. After transferring to The Nasdaq SmallCap Market, NetGuru will be required to maintain $2.5 million in shareholders' equity. As of June 30, 2003, netguru's stockholders' equity was $4.989 million.

Amrit Das, Chairman & CEO of netGuru said, "We believe the move to The Nasdaq SmallCap Market imposes no restrictions on management's ability to pursue the goals and objectives of netGuru, nor does it diminish our shareholders' ability to benefit from the convenience and trading dynamics of The Nasdaq Stock Market."

About netGuru

         netGuru (www.netguru.com) is an integrated information technology and services company. The company's solutions consist of the following:

         o Engineering and collaborative software products and services for businesses worldwide;
         o        Information technology services; and
         o        Web-based telecommunication and travel services

The company has offices in the United States, India, the United Kingdom, France, Germany and Singapore and has distributors in 40 countries. The Company currently licenses its software products to more than 20,000 businesses, with 50,000 installations and 160,000 users in over 85 countries.

About The Nasdaq Small Cap Market

         The Nasdaq Stock Market has two tiers - The Nasdaq National Market that contains the largest and most actively traded stocks and The Nasdaq SmallCap Market that is the smaller capitalization tier. Both markets have stringent corporate governance standards.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including in particular, the company's ability to successfully transfer the listing of its common stock to The Nasdaq SmallCap Market, are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the company could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the acceptance by Nasdaq of the company's application to The Nasdaq SmallCap Market, the company's current and continuing ability to satisfy continued listing requirements of The Nasdaq SmallCap Market, any future changes in Nasdaq rules and requirements or their application to the company's listing, and any additional deficiencies that may arise in the future with regard to the company's compliance with Nasdaq rules and requirements.

For further information please contact:

Jyoti Chatterjee                                  Bruce Nelson
President and COO                                 Chief Financial Officer
jyoti@netguru.com                                 bruce@netguru.com
(714) 974-2500 x 214                              (714) 974-2500 x 215